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Exhibit 10.2

AGREEMENT

        THIS Agreement ("Agreement") is entered into effective as of June 7, 2002, between MICHAELS STORES, INC. ("Michaels") and BRYAN M. DECORDOVA ("Employee").

        WHEREAS, Employee has been an employee and an executive officer of Michaels, and in such capacity has performed services for Michaels; and

        WHEREAS, Michaels and Employee wish to amicably dissolve Employee's employment with Michaels; and

        WHEREAS, Michaels and Employee wish for Employee to continue to perform services for Michaels in his current role under his current job description until August 31, 2002; and

        WHEREAS, the parties wish to set forth in full their agreement regarding certain matters;

        NOW, THEREFORE, in consideration of the covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

        Section 1.    Resignation.    Employee hereby irrevocably and unconditionally resigns from any position he holds with Michaels or any subsidiary or affiliate of Michaels effective on the earlier to occur of (a) August 31, 2002; or (b) the date, if any, upon which Employee is terminated "for Cause," as defined in Section 4 below (the earlier of the possible dates actually taking place being referred to herein as the "Termination Date").

        Section 2.    Continued Employment.    Employee shall continue to serve in his current capacity through, but only through, the Termination Date, and for his services for such period shall be compensated at a rate equal to his current gross base salary, subject to all applicable or customary withholding requirements, and in accordance with Michaels' customary payroll practices. In providing such services, Employee shall be at all times subject to his current job requirements under the direction and supervision of the Chief Executive Officer of Michaels.

        Section 3.    Payments.    In consideration of Employee's releases and covenants stated in this Agreement, Michaels agrees to make bi-weekly payments (the "Payments") to Employee following the Termination Date in amounts equivalent to Employee's current rate of base salary and in accordance with Michaels' regular payroll practices from the Termination Date until the earlier to occur of (a) the date which is twelve (12) months from the Termination Date, or (b) the date upon which Employee first violates any term of this Agreement. All Payments will be subject to all applicable or customary withholding requirements. Except as expressly provided herein, Employee's right and entitlement to, or eligibility for, employee benefits (including without limitation eligibility for matching contributions by Michaels under Michaels' Deferred Compensation Plan or Employees 401(k) Plan) shall cease effective on the Termination Date; however, on or promptly after the Termination Date, Employee shall receive a payment, subject to all applicable or customary withholding requirements, in respect of Employee's earned, unused vacation time.

        Section 4.    Definition of Cause.    For purposes of this Agreement only, termination "for Cause" shall mean termination for one or more of the following infractions: (a) willful malfeasance or willful misconduct by Employee in connection with Employee's employment, (b) Employee's continued refusal or failure to perform Employee's duties after written notice with reasonable time to cure, or to comply with a reasonable direction of Employee's supervisor, (c) an act or acts of personal dishonesty taken by Employee and which could be expected to result in Employee's personal enrichment or which could be expected to adversely affect Michaels or any of its subsidiaries or affiliates, (d) Employee's gross negligence in performing any of Employee's duties, (e) Employee's commission of any crime (other than a traffic violation), (f) Employee's use of narcotics, liquor or illicit drugs that has a detrimental effect on the performance of Employee's employment responsibilities at Michaels, (g) Employee's breach of any policy adopted by Michaels concerning conflicts of interest, standards of business conduct, fair employment practices, procedures with respect to compliance with securities laws and any other similar matters, or (h) Employee's material breach of this Agreement.

        Section 5.    Health Care Benefits.    Through the Termination Date, Employee will remain entitled to benefits under Michaels' officer health insurance plan under the same terms and conditions as other Michaels officers of similar rank; provided, however, that such benefits shall be limited to those that are consistent with Employee's past practice. Upon the termination of such health care benefits hereunder, Employee shall be eligible to elect health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985.

        Section 6.    Bonus.    Despite Employee's resignation effective as of the Termination Date, in addition to the payments provided for in Section 3 above, Michaels agrees that Employee shall remain eligible to receive a prorated bonus for Michaels' 2002 fiscal year, if any, per the terms of Michaels' 2002 Bonus Plan to be paid when 2002 bonuses are paid to corporate employees in the normal course of business.

        Section 7.    Stock Options.    Employee acknowledges and agrees that all options to purchase shares of Michaels Common Stock granted to him pursuant to the terms of Michaels' 1997 Stock Option Plan (the "Options") shall expire on the 30th calendar day following the Termination Date and that no further vesting of any such Option shall occur after the Termination Date.

        Section 8.    Prohibition on Insider Trading.    Employee acknowledges that Employee's legal obligation to refrain from trading in Company securities while in possession of material non-public information regarding the Company or its securities will continue after leaving the Company and that after the Termination Date any transactions by Employee in Company securities will be effected by Employee independently of the Company.

        Section 9.    Section 16 Reporting and Liability.    Employee acknowledges that, even though, effective as of the Termination Date, Employee will no longer be an executive officer of the Company, any transaction by Employee in Company securities executed within a period of less than six months of an opposite-way transaction that occurred while Employee was an executive officer of the Company will continue to be subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934 and the rules promulgated thereunder, and that Employee will remain responsible for complying with such provisions. Employee further acknowledges that, within 45 days after the end of the Company's fiscal year, all former executive officers who conducted unreported transactions in Company securities during the fiscal year may be required to file a year-end report with the Securities and Exchange Commission, the Company and the New York Stock Exchange, and that Employee's failure to respond on a timely basis to a request from the Company for a written representation that no such filing is due may result in disclosure in the Company's Proxy Statement and Annual Report on Form 10-K that Employee is delinquent with respect to a required report.

        Section 10.    Taxes.    Employee shall pay and be solely liable for all income and other taxes and charges imposed as a result of payments made or other benefits provided to him pursuant to this Agreement.

        Section 11.    Effectiveness.    Upon the expiration of the 7-day revocation period described in Section 35 below, this Agreement will become effective as of the date first set forth above, unless Employee revokes this Agreement during such revocation period. If this Agreement becomes effective, it may not thereafter be revoked by either party.

        Section 12.    Third-Party Litigation.    Employee agrees to make himself reasonably available to Michaels and its subsidiaries and affiliates in connection with any pending or threatened claims, charges or litigation in which Michaels or any of its subsidiaries or affiliates is now or may become involved, or any other claims or demands made against or upon Michaels or any of its subsidiaries or affiliates, regardless of whether or not Employee is a named defendant in any particular case.

        Section 13.    Return of Property.    Employee shall return to Michaels all property of Michaels in Employee's possession or subject to his control, including without limitation any keys, credit cards and files, on or before the Termination Date, or upon request by Michaels prior to the Termination Date, except as provided in Section 14 below, and except that Employee shall not be required to return, and may retain thereafter as his personal property, the laptop computer assigned to him by Michaels and its current software and accessories and the office equipment issued to Employee prior to the date hereof for use at his home. Employee shall not alter any Michaels computer files in any way after the Termination Date, or such earlier date as may be requested by Michaels.

        Section 14.    Cellular Phone.    Michaels hereby transfers and assigns to Employee, effective as of the Termination Date, the portable cellular phone (the "Phone") currently in use by Employee in connection with his employment with Michaels. Michaels agrees to cooperate with Employee to have the phone number for the Phone transferred to Employee's name and for his account. Employee agrees that he will be solely responsible for all charges associated with the Phone or the use thereof incurred after the Termination Date.

        Section 15.    Advice in Writing.    Employee represents and agrees that Employee was advised by Michaels in writing, by the letter to Employee enclosing this Agreement, to consult with an attorney of Employee's choice prior to signing this Agreement.

        Section 16.    Period of Consideration.    Employee represents and agrees that Michaels has given Employee at least twenty-one (21) days to consider whether to execute this Agreement and during that time Employee has had this Agreement in Employee's possession. Employee may choose to execute this Agreement prior to the expiration of such 21-day period.

        Section 17.    Voluntary Act.    Employee represents and agrees that he is fully aware of his right to discuss any and all aspects of this matter with an attorney of his choice, that he has carefully read and fully understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement.

        Section 18.    Mutual Release.    As a material inducement to Michaels to enter into this Agreement, Employee hereby irrevocably and unconditionally releases, acquits, and forever discharges Michaels and each of Michaels' present and former stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries and affiliates (and agents, directors, officers, employees, representatives and attorneys of such divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively, "Releasees"), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including without limitation attorney's fees and costs actually incurred), of any nature whatsoever (other than (a) liabilities, claims, obligations and other rights arising solely under this Agreement or incurred prior to the date hereof under Michaels' Deferred Compensation Plan, or (b) claims to workers compensation benefits to which Employee would have otherwise been entitled), known or unknown ("Claim" or "Claims"), which Employee now has, owns, or holds, or claims to have, own, or hold, or which Employee at any time heretofore had, owned, or held, or claimed to have, own, or hold, against each or any of the Releasees, which are (y) related to Employee's employment with Michaels or any subsidiary or affiliate of Michaels; (z) related to the termination of Employee's employment with Michaels or any subsidiary or affiliate of Michaels, or (c) claims of age discrimination under the Age Discrimination in Employment Act of 1967, as amended (the "ADEA"). Employee understands and acknowledges that this Agreement does not waive rights or claims under the ADEA or comparable state law that may arise after the date this Agreement is executed and does not waive his right to challenge this Agreement's waiver of ADEA claims under the Older Workers Benefit Protection Act. Employee represents and warrants to Michaels that Employee has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim or any portion thereof or interest therein. As a material inducement to Employee to enter into this Agreement, Michaels hereby irrevocably and unconditionally releases, acquits, and forever discharges Employee and each of Employee's heirs, assigns, agents, representatives and attorneys, and all persons acting by, through, under or in concert with any of them (collectively, "Employee Releasees"), or any of them, from any and all Claims (other than Claims arising solely under this Agreement or from any fraud or criminal misconduct by Employee), which Michaels now has, owns, or holds, or claims to have, own, or hold, or which Michaels at any time heretofore had, owned, or held, or claimed to have, own, or hold, against each or any of the Employee Releasees arising by or before the date this Agreement is executed by Employee. Michaels represents and warrants to Employee that Michaels has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim or any portion thereof or interest therein.

        Section 19.    Consideration.    Employee acknowledges and agrees that the consideration to be provided to Employee under this Agreement in exchange for Employee's execution of this Agreement is in addition to anything of value to which Employee already is entitled.

        Section 20.    Protected Rights.    Michaels and Employee agree that nothing in this Agreement is intended to or shall be construed to affect, limit or otherwise interfere with the protected right of Employee to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (the "EEOC"). Employee is releasing, however, his right to any monetary recovery or relief should the EEOC or any other agency pursue claims on his behalf.

        Section 21.    Confidential Information.    Employee agrees to hold confidential, and not to disclose to any person, firm, corporation, partnership or other entity, any trade secret or Confidential Information (as defined below) gained in the course of his employment with Michaels or any subsidiary or affiliate of Michaels concerning Michaels and/or any of its subsidiaries, affiliates, divisions, parents, predecessors or related entities, except if such disclosure is required by law or legal process. "Confidential Information" shall include, without limitation, information concerning strategic plans, financial affairs, operating policies and procedures, vendor information, product or pricing information, marketing plans, supply chain strategies, store sales, e-commerce plans or results, personnel policies and practices, business or market development plans, forecasts, proprietary statistics, reports or merchandising or inventory-related strategies, programs or processes. Employee agrees not to remove any trade secret or Confidential Information from Michaels, not to request that others do so on his behalf, and promptly to return any trade secret or Confidential Information in his possession on or before the Termination Date (or earlier upon request) to Michaels.

        Section 22.    Nondisclosure of Agreement.    Employee agrees that the contents of this Agreement, including without limitation its terms and any monetary or other consideration provided for herein, shall not be disclosed, released or communicated by Employee to any person, firm, corporation, partnership or other entity, and that all terms of this Agreement shall remain confidential, except (a) for the purpose of enforcing this Agreement, (b) with respect to disclosures to members of Employee's immediate family and his attorneys, accountants and potential employers, and (c) to the extent disclosure may be compelled by court order or legal process. In the event that such a disclosure is sought to be compelled from Employee by court order or legal process, whether by subpoena or otherwise, Employee shall immediately provide written notice to Michaels of such request and shall also provide any assistance which is reasonably necessary in order to insure compliance with this provision of this Agreement. Employee agrees and understands that this nondisclosure provision is a material provision of this Agreement.

        Section 23.    Non-Interference with Business Relationships.    Employee agrees that, until the expiration of a full twelve (12) months from the Termination Date, Employee will not solicit, entice or otherwise induce any employee of Michaels (or of any subsidiary, division or affiliate of Michaels) to leave the employ of Michaels (or any such subsidiary, division or affiliate) for any reason whatsoever, nor will Employee directly or indirectly hire or aid, assist or abet any other person or entity in soliciting or hiring any employee of Michaels (or of any such subsidiary, division or affiliate), nor will Employee otherwise interfere with any contractual or other business relationship between Michaels (or any such subsidiary, division or affiliate) and any other person or entity. Employee acknowledges and agrees that this Section 23 is a material term of this Agreement.

        Section 24.    No Reemployment.    Employee agrees not to seek or apply for reemployment with Michaels or any subsidiary, division or affiliate of Michaels.

        Section 25.    Equitable Remedies.    Employee expressly affirms and recognizes that this Agreement contains obligations which, in the event of his breach thereof, afford Michaels no adequate remedy at law. As a result thereof, in the event of Employee's breach, or threatened breach, of any term or provision contained in this Agreement, Employee agrees that Michaels shall be entitled to both temporary and permanent injunctive relief. The right of Michaels to such relief shall not be construed to prevent Michaels from pursuing, either consecutively or concurrently, any and all other legal or equitable remedies available to it for such breach or threatened breach, specifically including without limitation the recovery of monetary damages.

        Section 26.    Expenses of Counsel.    In the event any party breaches the terms and conditions of this Agreement, or threatens to do the same, and in the event that it becomes necessary for either party to employ legal counsel to enforce any provision of this Agreement or to seek or obtain relief through legal proceedings on account of such breach or threatened breach of this Agreement, the prevailing party shall be entitled to recover reasonable and necessary attorneys' fees, as well as all court costs, disbursements and other expenses of any nature whatsoever, which the prevailing party may expend or incur in connection with the enforcement of this Agreement or of any rights and remedies provided by this Agreement. However, Employee understands that nothing in this Agreement is intended to interfere with or deter his right to challenge the waiver of an ADEA claim or the filing of an ADEA charge or ADEA complaint with the EEOC or to participate in any investigation or proceeding conducted by that agency.

        Section 27.    Amendment.    This Agreement may be amended, modified or supplemented only by an instrument in writing executed by both of the parties hereto.

        Section 28.    Assignment.    Neither this Agreement nor any right or obligation created hereby shall be assignable by either party hereto, without the express written permission of the other party, except by operation of law, including, but not limited to, the applicable laws of descent and distribution.

        Section 29.    Entire Agreement.    This Agreement contains the entire agreement of the parties and supersedes any and all other agreements between the parties hereto with respect to the subject matter hereof.

        Section 30.    GOVERNING LAW.    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS. THE PARTIES AGREE THAT THIS AGREEMENT SHALL BE PERFORMABLE IN DALLAS COUNTY, TEXAS.

        Section 31.    Enforceability/Reformation.    If any court of competent jurisdiction determines that any of the provisions hereof, or any parts thereof, are invalid or unenforceable, the other provisions and the remainder of any of the provisions so impaired shall not thereby be affected and shall be given full effect, without regard to the invalid provisions or portions of provisions. Notwithstanding the foregoing, it is the intent of each of the parties that the provisions of this Agreement be enforced to the fullest extent permitted by applicable law. If any court of competent jurisdiction determines that any of the provisions of this Agreement, or any parts thereof, are unenforceable under applicable laws or public policies, it is the intent of the parties, and the parties hereby request, that the court reform such provisions in such manner as such court may determine is necessary to make such provisions enforceable.

        Section 32.    Headings.    The headings, captions and arrangements used herein are for convenience only and shall not be deemed to limit, amplify or modify the terms hereof, nor affect the meaning thereof.

        Section 33.    Multiple Counterparts.    This Agreement has been executed in a number of identical counterparts, all of which constitute, collectively, one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

        Section 34.    Parties Bound.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, heirs, successors and permitted assigns.

        Section 35.    Revocation Period.    It is expressly agreed that for seven (7) days following execution of this Agreement by Employee, Employee may revoke this Agreement; it is further expressly agreed by the parties that this Agreement shall not become effective and/or fully made and enforceable until the seven (7) day revocation period described above has expired.

        Section 36.    Effectiveness.    On the first calendar day after the expiration of the 7-day revocation period described in Section 35 above, and if Employee has not revoked his acceptance during the revocation period, this Agreement will become effective. If the Agreement becomes effective, it may not thereafter be revoked by either party.

        EXECUTED effective as of the date first set forth above.

MICHAELS STORES, INC.
By:	/s/ R. MICHAEL ROULEAU
Title: CEO
/s/ BRYAN M. DECORDOVA Bryan M. DeCordova

ACKNOWLEDGMENTS

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

        BEFORE ME, the undersigned authority, on this day personally appeared Michael Rouleau, CEO of MICHAELS STORES, INC., a Delaware corporation, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purposes and consideration therein expressed, in the capacity therein stated and as the act and deed of said corporation.

        GIVEN UNDER MY HAND AND SEAL on this 7th day of June, 2002.

/s/ VERONICA LARSEN Notary Public in and for the State of Texas
Veronica Larsen October 7, 2005 Notary's Printed Name and Commission Expiration
STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

        BEFORE ME, the undersigned authority, on this day personally appeared BRYAN M. DECORDOVA, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

        GIVEN UNDER MY HAND AND SEAL on this 10th day of June, 2002.

/s/ VERONICA LARSEN Notary Public in and for the State of Texas
Veronica Larsen October 7, 2005 Notary's Printed Name and Commission Expiration

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AGREEMENT